EXHIBIT 10.1

Form of Notice of Long-Term PSP Award under the Performance Share Plan

To:	[Name of Executive Officer]

From:	Compensation Committee of the Board of Directors of Alabama National BanCorporation

Date:	, 2007

Re:	Performance Share Plan Award

We are pleased to inform you that Alabama National BanCorporation (“ANB”) has granted you an award under the Alabama National BanCorporation Performance Share Plan (the “Plan”). Your award has been set at a target award amount of              shares (the “Award”). This memorandum sets forth some of the specific terms of your Award, and you should retain it for future reference. References to defined terms in the Plan are capitalized in this memorandum. The prospectus for the Plan, which attaches a copy of the Plan, is being separately delivered to you.

The Award Period applicable to this Award is the seven-year period beginning on January 1, 2007, and ending on December 31, 2013. The condition for payment of the Award is that the tangible book value per common share of ANB as of December 31, 2013, is not less than $30.00 per share, and, you remain an employee with ANB or one of its affiliates through the end of the Award Period. The payout of the Award will occur after the completion of the Award Period or as otherwise provided by the Plan. There are no Interim Periods.

The Compensation Committee will meet after the close of the Award Period to determine whether the condition for payment of the Award has been satisfied. If, at the close of the Award Period, the Compensation Committee determines that the Award is payable, then, unless otherwise directed by the Compensation Committee, the Award will be paid to you as promptly as possible. The Award is payable in shares of ANB’s common stock. ANB has the right to withhold and pay taxes that it determines are appropriate and necessary with respect to any payment of the Award. Rather than receive the Award at the end of the Award Period, you may elect to defer payment of the Award in accordance with the Alabama National BanCorporation Plan for the Deferral of Compensation by Key Employees.

This memorandum is the writing required by Section 5(d) of the Plan. In addition to the matters covered by this memorandum, you should pay particular attention to the Plan, since it sets forth other provisions applicable to your Award. Furthermore, in the event of any inconsistency between the terms set forth herein and the terms of the Plan, the terms of the Plan shall govern the Award.

We congratulate you on your Award. Thank you for your service to ANB.

Acknowledged this      day of                         , 2007.

(signature)